SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(a), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)
                               (Amendment No.3)(1)


                            Tidelands Oil & Gas Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    886405109
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                                 (CUSIP Number)


                                  Robert S. May
                         6305 Waterford Blvd., Suite 300
                          Oklahoma City, Oklahoma 73118
                                 (405) 858-9800
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
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                                   May 9, 2005
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             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:  886405109                 13D

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1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Impact International, L.L.C.
     EIN: 05-0564752

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2.   CHECK THE APPROPRIATE BOX

     IF A MEMBER OF A GROUP                                             (a) [  ]
                                                                        (b) [  ]

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3.   SEC USE ONLY

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4.   SOURCE OF FUNDS                                                          OO

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5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                          [  ]

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6. CITIZENSHIP OR PLACE OF ORGANIZATION                                 Oklahoma

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  NUMBER OF SHARES       7.  SOLE VOTING POWER            1,739,480 shares and a
BENEFICIALLY OWNED BY                                        warrant to purchase
   EACH REPORTING                                               7,500,000 shares
    PERSON WITH         --------------------------------------------------------
                         8.  SHARED VOTING POWER

                        --------------------------------------------------------
                         9.  SOLE DISPOSITIVE POWER       1,739,480 shares and a
                                                             warrant to purchase
                                                                7,500,000 shares
                        --------------------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

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11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,739,480 shares and a
     EACH REPORTING PERSON                                   warrant to purchase
                                                                7,500,000 shares

--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                         [   ]

--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  Up to 14.8%

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14. TYPE OF REPORTING PERSON                                                  OO

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

CUSIP No.:  886405109                 13D


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1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ramiiilaj, A Limited Partnership
     EIN: 73-1541715

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2.   CHECK THE APPROPRIATE BOX

     IF A MEMBER OF A GROUP                                             (a) [  ]
                                                                        (b) [  ]

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3.   SEC USE ONLY

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4.   SOURCE OF FUNDS                                                          OO

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         [   ]

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6. CITIZENSHIP OR PLACE OF ORGANIZATION                                    Texas

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  NUMBER OF SHARES       7.  SOLE VOTING POWER            1,739,480 shares and a
BENEFICIALLY OWNED BY                                        warrant to purchase
   EACH REPORTING                                               7,500,000 shares
    PERSON WITH         --------------------------------------------------------
                         8.  SHARED VOTING POWER

                        --------------------------------------------------------
                         9.  SOLE DISPOSITIVE POWER       1,739,480 shares and a
                                                             warrant to purchase
                                                                7,500,000 shares
                        --------------------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,739,480 shares and a
     EACH REPORTING PERSON                                   warrant to purchase
                                                                7,500,000 shares

--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                         [   ]

--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  Up to 14.8%

--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON                                                  PN

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

CUSIP No.:  886405109                 13D


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1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hefner Investment Company
     EIN: 73-1541717

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2.   CHECK THE APPROPRIATE BOX

     IF A MEMBER OF A GROUP                                             (a) [  ]
                                                                        (b) [  ]

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3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS                                                          OO

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         [   ]

--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                                    Texas

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  NUMBER OF SHARES       7.  SOLE VOTING POWER            1,739,480 shares and a
BENEFICIALLY OWNED BY                                        warrant to purchase
   EACH REPORTING                                               7,500,000 shares
    PERSON WITH         --------------------------------------------------------
                         8.  SHARED VOTING POWER

                        --------------------------------------------------------
                         9.  SOLE DISPOSITIVE POWER       1,739,480 shares and a
                                                             warrant to purchase
                                                                7,500,000 shares
                        --------------------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,739,480 shares and a
     EACH REPORTING PERSON                                   warrant to purchase
                                                                7,500,000 shares

--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                         [   ]

--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  Up to 14.8%

--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON                                                  CO

CUSIP No.:  886405109                 13D


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1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert A. Hefner III

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX

     IF A MEMBER OF A GROUP                                             (a) [  ]
                                                                        (b) [  ]

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3.   SEC USE ONLY

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4.   SOURCE OF FUNDS                                                          OO

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         [   ]

--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                            United States

--------------------------------------------------------------------------------
  NUMBER OF SHARES       7.  SOLE VOTING POWER            1,739,480 shares and a
BENEFICIALLY OWNED BY                                        warrant to purchase
   EACH REPORTING                                               7,500,000 shares
    PERSON WITH         --------------------------------------------------------
                         8.  SHARED VOTING POWER

                        --------------------------------------------------------
                         9.  SOLE DISPOSITIVE POWER       1,739,480 shares and a
                                                             warrant to purchase
                                                                7,500,000 shares
                        --------------------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,739,480 shares and a
     EACH REPORTING PERSON                                   warrant to purchase
                                                                7,500,000 shares

--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                         [   ]

--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  Up to 14.8%

--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON                                                  IN

--------------------------------------------------------------------------------

CUSIP No.:  886405109                 13D


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert S. May

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX

     IF A MEMBER OF A GROUP                                             (a) [  ]
                                                                        (b) [  ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS                                                          OO

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         [   ]

--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                            United States

--------------------------------------------------------------------------------
  NUMBER OF SHARES       7.  SOLE VOTING POWER            1,739,480 shares and a
BENEFICIALLY OWNED BY                                        warrant to purchase
   EACH REPORTING                                               7,500,000 shares
    PERSON WITH         --------------------------------------------------------
                         8.  SHARED VOTING POWER

                        --------------------------------------------------------
                         9.  SOLE DISPOSITIVE POWER       1,739,480 shares and a
                                                             warrant to purchase
                                                                7,500,000 shares
                        --------------------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,739,480 shares and a
     EACH REPORTING PERSON                                   warrant to purchase
                                                                7,500,000 shares

--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                         [   ]

--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  Up to 14.8%

--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON                                                  IN

--------------------------------------------------------------------------------

Item 1. Security and Issuer.

        This Schedule 13D relates to common stock ("Common Stock") of Tidelands Oil & Gas Corporation, a Nevada corporation (the "Issuer"), including the Common Stock that Impact International, L.L.C. ("Impact") currently has the right to acquire immediately upon the exercise of a warrant issued April 26, 2003, and amended on May 26, 2004 (the "Warrant"), to purchase 7,500,000 shares of Common Stock at an exercise price of $0.335 per share.

Item 2. Identity and Background.

        No change.

Item 3. Source and Amount of Funds or Other Consideration.

        No change.

Item 4. Purpose of Transaction.

        No change.

Item 5. Interest in Securities of the Issuer.

        (a) As of May 9, 2005, Impact owned an aggregate principal amount of 1,739,480 shares of the Issuer's Common Stock and a Warrant to purchase an additional 7,500,000 shares of the Issuer's Common Stock. Although the Manager, General Partner, Robert A. Hefner III and Robert S. May may be deemed to be beneficial owners of the Common Stock and the Warrant under Section 13 of the Securities Exchange Act of 1934, as amended, by reason of their position with Impact, the Manager or the General Partner each disclaims any such beneficial ownership.

        (b) Impact has the sole power to direct the disposition and direct the vote of all 1,739,480 shares of Common Stock which it owns and all 7,500,000 shares of Common Stock into which the Warrant is convertible.

        (c) Impact has effected no transactions in the Issuer's Common Stock in the last sixty (60) days.

        (d)  None.

        (e)  None.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

        No change.

Item 7. Materials to be Filed as Exhibits.

        99   Joint Filing Statement

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  IMPACT INTERNATIONAL, L.L.C.

                                  By:  Ramiiilaj, A Limited Partnership, Manager

                                       By:  Hefner Investment Company,
                                            General Partner

                                            By:  ROBERT S. MAY
                                                 Robert S. May, Vice President